Exhibit 10.22

CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

TURBINE DRIVEN EQUIPMENT

MAINTENANCE AGREEMENT

This Turbine Driven Equipment Maintenance Agreement (“Agreement”) is executed as of the dates set forth below but shall be effective as of September 22, 2011, by and between Green Field Energy Services, Inc. (f/k/a Green Field Energy Services, LLC) (“Company”), and Turbine Powered Technology, LLC (“Contractor”).

RECITALS

WHEREAS, Company operates an oil and gas service company;

WHEREAS, Company owns and/or is in the process of acquiring various pieces of trailer and skid mounted turbine driven equipment;

WHEREAS, Contractor (and/or its contractors and vendors), specializes in the design, manufacture, remanufacture, rebuilding, assembly, disassembly, maintenance, product improvement initiatives, repair development and field services for turbine engines and accessory equipment;

WHEREAS, Company is in need of expert maintenance and repair services with respect to maintaining and repairing its current and future fleet of turbine driven equipment with accessory equipment, gearboxes, hydraulic and electrical systems and components;

NOW THEREFORE, in consideration of the mutual covenants, undertakings and conditions set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

AGREEMENT

Section 1.1 – Agreement. This Agreement consists of the terms and conditions set forth in the sections captioned by numbered article designations (“Articles”) and the following appendices, which are incorporated and made part this Agreement by this reference and are included in any reference to this Agreement.

Appendix A – Scope of Contractor’s Maintenance / Repair Services for Turbine Driven Equipment (operating equipment);

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix B – Compensation;

Appendix C – Warranty on Contractor’s Services / Vendor’s Warranty

If the terms and conditions of the Articles of this Agreement vary or are inconsistent with any portion of the Appendices, the terms of the Appendices shall control and be given priority, and the provisions of this Agreement shall be subject to the terms of the Appendices. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, whether oral or written, between the parties with respect to the subject matter of this Agreement. Neither party will be bound by or be deemed to have made any representations, warranties, commitments or other undertakings with respect to the subject matter of this Agreement that are not contained in this Agreement.

Section 1.2 – Effective Date and Term. This Agreement will begin and is effective on September 22, 2011 and will expire on June 30, 2014. The term of this Agreement shall be automatically extended for two additional three (3) year terms (each an “Extension Term”), unless either party opts to terminate by providing written notice of such election on or before February 1, 2014 with respect to the first Extension Term or on or before February 1, 2017 with respect to the Second Extension Term.

Section 1.3 – Relationship of The Parties. Contractor has been retained by Company as an independent contractor in order to maintain, service and repair the Turbine Driven Equipment (defined below) for the Company and any accessory equipment, reduction gearboxes and accessory gearboxes. During the term of this Agreement, Contractor shall have the exclusive right to maintain, service and repair all of Company’s Turbine Driven Equipment and all related and accessory equipment, and all gearboxes and accessory gearboxes.

Section 1.4 – Representatives. Company and Contractor shall each designate a representative (“Designated Representative”) to act on its behalf in overseeing the performance of this Agreement. Company and Contractor may change their respective Designated Representatives upon written notice to the other party given as provided in this Agreement. Designated Representatives shall be the primary means for communication and all other interactions between Company and Contractor that are required under this Agreement.

ARTICLE 2

DEFINITIONS

Definitions. Unless otherwise required by the context in which a defined term appears, the following terms shall have the meanings specified in this Article 2. Terms that are defined in other Articles shall have the meanings given to them in those Articles.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The term “gearboxes and accessory gearboxes” shall mean any and all reduction or accessory gearboxes, including but not limited to those gearboxes furnished to Company by Contractor and/or outside vendors such as CB Gears, and which are used in conjunction with Turbine Driven Equipment.

“Operating Manuals” means the operating data, design drawings, specifications, vendors’ manuals, warranty requirements, procedures (including those for maintenance of the Turbine Driven Equipment, gearboxes, hydraulic and electrical systems and components, and environmental and safety compliance), and similar materials with respect to the Turbine Driven Equipment.

“Turbine Driven Equipment” means any equipment (whether now owned or acquired in the future) of the Company which incorporates the use of a turbine engine, including certain accessory equipment and gearboxes. For purposes hereof “accessory equipment” means the following equipment; engine seal and gasket kits, N1 Tach generator, Kevlar blankets, brake kits, N 1 accessory drive pad, turbine charging system and batteries, intake screens, starter generator, couplings, exhaust tail pipes with ceramic insulation blanket and mechanical engine instrument package.

“Services” has the meaning set forth in Article 3.1.

ARTICLE 3

SERVICES

Section 3.1 – Scope of Contractor’s Services—Operating Turbine Driven Equipment. Contractor shall maintain and repair all Turbine Driven Equipment, accessory equipment, and all gearboxes and accessory gearboxes for the Company, whether now owned or acquired in the future, and shall also perform any other work on the Turbine Driven Equipment as mutually agreed upon by the parties. Should the Contractor be unable to or unwilling to supply a service because it cannot reasonably do so, Company is free to procure said necessary service from third parties free from any exclusivity restrictions hereunder; provided however, that should Contractor thereafter be able and willing to supply said necessary service, Company shall procure said service from Contractor. The scope of the Contractor’s services to be provided on the Turbine Driven Equipment is more fully described on Appendix “A” attached hereto.

Section 3.2 – Standards for Performance of the Services. Contractor shall perform the Services required under this Agreement, in a prudent, reasonable, and efficient manner and in accordance with the Operating Manuals and applicable vendor warranties. Contractor shall provide all Services in compliance with all applicable laws, codes and industry standards. Contractor agrees that it is performing Services at the direction of Company and will heed Company’s instructions regarding the timing, conditions, and scope of such Services provided the same are not in conflict with the terms and provisions of this Agreement or applicable laws, codes and industry standards.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 3.3 – Contractor’s Personnel Standards. Contractor shall provide as reasonably necessary all labor and professional, supervisory and managerial personnel as are required to perform the Services. All individuals employed by Contractor to perform the Services shall be employees of Contractor (or its contractors), and their working hours, rates of compensation and all other matters shall be determined solely by Contractor.

Section 3.4 – Operating Records and Reports. Contractor shall develop and maintain equipment maintenance and operating logs, records, and reports that document the maintenance and repair of the Turbine Driven Equipment, Accessory Equipment and the gearboxes, all in form and substance as may be reasonably required by Company. Contractor shall maintain current revisions of drawings, specifications, lists, clarifications and other materials related to the maintenance and repair of the Turbine Driven Equipment.

Section 3.5 – No Liens or Encumbrances. Contractor shall maintain and repair the Turbine Driven Equipment free and clear of all liens and encumbrances resulting from any action of Contractor or work done at the request of Contractor, except for such liens or encumbrances that result directly from nonpayment by Company of amounts due and owing to Contractor under this Agreement.

ARTICLE 4

COMPANY RESPONSIBILITIES

Information. At Contractor’s request, Company shall provide Contractor with all vendor manuals, spare parts lists, equipment data books and drawings which are provided to Company by any vendor or contractor, which information is reasonable or necessary in order for Contractor to perform the Services hereunder. Contractor shall be entitled to rely upon such information in performance of the Services.

ARTICLE 5

COMPENSATION AND PAYMENT

Section 5.1 – Payments. As compensation to Contractor for performance of the Services hereunder, Company shall pay Contractor as provided on Appendix B attached hereto.

Section 5.2 – Billing and Payment. Within 10 days following the end of each month, Contractor shall submit invoices for Services performed in the prior month. Within 30 days of the invoice date, Company shall pay the sum specified in such invoice, less (i) any amounts previously deposited with Contractor relating to such invoice, and (ii) any portion of such invoice amount that Company disputes in good faith. With respect to any disputed portion of such invoice, Company shall provide Contractor with a written statement explaining, in reasonable detail, the basis for such dispute. The parties shall attempt to resolve any such disputed portion in accordance with Article 9.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 5.3 – Interest. Any amount owed by Company to Contractor which remains unpaid more than 30 days after the invoice date shall begin to accrue interest at the rate of eighteen (18) percent per annum, until paid in full. In the event that Contractor places any invoice or amount owed by Company in the hands of an attorney for collection, Company shall pay Contractor’s reasonable attorney’s fees, in an amount equal to 25% of the principal balance owed, plus all court costs, arbitration costs and/or costs of collection.

ARTICLE 6

TERMINATION

This Agreement will be subject to termination prior to the expiration of the term if Contractor defaults in performing any of the terms or is otherwise in material breach of this Agreement and fails to remedy the default or cure the breach within a period of thirty (30) days (the “cure period”) after receipt of written notice describing the particulars thereof. In the event that Contractor fails to cure the default within the cure period, then Company may thereafter terminate this Agreement upon written notice to Contractor provided at least thirty (30) days before the time such termination is to take place.

This Agreement will be subject to termination prior to the expiration of the term if Company defaults in performing any of the terms or is otherwise in material breach of this Agreement and fails to remedy the default or cure the breach within a period of thirty (30) days (the “cure period”) after receipt of written notice describing the particulars thereof. In the event that Company fails to cure the default within the cure period, then Contractor may thereafter terminate this Agreement upon written notice to Company provided at least thirty (30) days before the time such termination is to take place.

The parties reserve the right at any time during the life of this Agreement to terminate this Agreement in their absolute discretion on 60 days’ notice in the event that,

(i)	another party becomes insolvent; or

(ii)	any voluntary or involuntary petition in bankruptcy or for corporate reorganization or for any similar relief is filed by or against another party and, in the case of an involuntary petition, such petition is not dismissed within 90 days after such filing; or

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)	a liquidation proceeding is commenced by or against another party, and, in the case of an involuntary proceeding, such proceeding is not dismissed within 90 days after commencement thereof.

ARTICLE 7

CONFIDENTIALITY

Section 7.1 – “Confidential Information” means, without limitation, all non-public information including, but not limited to, ideas, trade secrets, know-how, research and development, training, software, programs, hardware configuration information, price lists, data, manuals, handbooks, sponsors, investors, business strategies and plans, marketing, sales records, drawings, specifications, designs, materials, parts lists, customer lists, consumer information, suppliers, contract terms, test criteria, vendor lists, financial information, and all other information or data of any kind or character, relating to the business of Company or Contractor, whether or not reduced to writing. However, Confidential Information shall not include any information which has been or become publicly known, is provided to a party from another person with the right to disclosure such information or is independently generated by a party without reference to any Confidential Information.

Section 7.2 – As a condition to entering into the Agreement and furnishing its Confidential Information, each Party (a “receiving Party”) hereto hereby agrees to refrain from disclosing (including but not limited to by any press release or other public dissemination) any Confidential Information (whether written, oral or in any other form and whether prepared by a disclosing Party, its advisors, or otherwise) that is disclosed to it, or to which it is allowed access, by or on behalf of the other Party (a “disclosing Party”) provided that such Confidential Information is either marked as “CONFIDENTIAL” or otherwise described and designated as “CONFIDENTIAL in writing by the disclosing Party. Notwithstanding the foregoing, Confidential Information may be disclosed to: (a) a Party’s directors, officers, employees, agents, advisors and representatives of such advisors (the persons to whom such disclosure is permissible being collectively called “Representatives”) who need to know such information; (b) third party contractors providing services relating to the subject matter of the Agreement who have been bound by confidentiality restrictions as protective as those herein; and (c) governmental authorities or others as may be required by law.

Section 7.3 – Each Party hereby agrees that any such Confidential Information made available to it will be used solely for the purpose of performing its obligations or enjoying the benefits under the Agreement. In addition, without prior written consent of the disclosing Party, the receiving Party shall not disclose the fact that the Confidential Information has been made available to it. Furthermore, Contractor acknowledges that Company may need to disclose to its customers in the ordinary course (manual revisions, schematics, reverse engineerable devices, and so forth) some of the materials created by Contractor in connection with Services provided which may contain Confidential Information and Contractor consents to such disclosure and use. Each Party agrees to be responsible for any breach of this Agreement by its Representatives.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 7.4 – Subject to Company’s rights to maintain and use any material to which it is entitled as a licensee of the Frac Stack Pack Technology, in the event of: (i) a termination or expiration of the Agreement or (ii) upon the disclosing Party’s request, all as may be indicated in a writing delivered by the disclosing Party to the receiving Party, then (a) the receiving Party shall promptly collect from all of its officers, directors, employees and Representatives all written materials containing, embodying or based on Confidential Information disclosed to it and destroy such materials, without retaining any copies, extracts or other reproductions in whole or in part of such written material, and (b) the receiving Party shall promptly delete from any of its computer or electronic or digital information storage devices or systems, any electronic or digital form of the Confidential Information or information derived therefrom; provided however, that a Party’s counsel may retain one copy of any such Confidential Information for evidentiary purposes.

ARTICLE 8

INTELLECTUAL PROPERTY, DOCUMENTS, INFORMATION AND/OR DATA

Section 8.1– Documents, Information and/or Data. All patents, trade secrets, proprietary information and/or data, and all similar intellectual property rights (“Intellectual Property”) developed by Contractor, its employees, representatives or sub-contractors in connection with the performance of the Services under this Agreement, shall be and remain the property of Contractor. Company shall execute any and all documents reasonable or necessary in order to evidence Contractor’s ownership of such Intellectual Property. In the event that Contractor performs any of its obligations hereunder through vendors or third parties, any Intellectual Property generated in the performance of said Services for Company shall be and remain the property of Contractor. Company agrees that it shall not remove any notices or legends pertaining to protection of Contractor’s Intellectual Property from materials provided to Company by Contractor in performance of the Services.

Section 8.2 – Contractor agrees that any Intellectual Property covered by Section 8.1 above shall be covered under the grant to Company of a license under the Turbine Driven Equipment License Agreement, executed on October _, 2011.

Section 8.3 – Company shall cooperate with Contractor at Contractor’s expense in the event that Contractor desires to seek intellectual property protection and/or approval, including patent, trademark, servicemark or copyright protection, for all or any part of the Intellectual Property and Company shall execute any and all documents reasonable or necessary in order to acquire such approval.

Section 8.4 – Contractor shall have the sole right to prepare, file, prosecute and maintain patent applications or trademark applications or service mark applications or registrations of any nature or kind with respect to the Intellectual Property. All such applications and registrations shall be at Contractor’s expense.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 9

RESOLUTION OF DISPUTES

Section 9.1– Choice of Law / Dispute Resolution. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Louisiana without regard to conflicts of law principles that would require application of any other law. In the event of any dispute, claim, question, or disagreement (the “dispute”) arising from or relating to this Agreement or the breach hereof, the parties hereto shall use their best efforts to settle the dispute by normal business discussions. Should such discussions fail to resolve the dispute, any party may give the other a written notice of any remaining dispute. Upon notice by either party to the other, all disputes, claims, questions, or differences (including issues relating to the formation of this Agreement and the validity of this arbitration clause) shall be finally settled by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the provisions of its Commercial Arbitration Rules, as well as the Federal Rules of Civil Procedure and the Federal Rules of Evidence, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

The arbitration Panel shall consist of a single arbitrator, unless otherwise agreed to by the parties. The place of arbitration shall be Lafayette, Louisiana. If the parties are not able to decide upon a neutral third party arbitrator within thirty (30) days of the request for arbitration, then the AAA shall select an arbitrator. All proceedings will be conducted in English. The parties agree to hold the entirety of the arbitration proceedings, including knowledge of the existence of any dispute or controversy, completely confidential except for such disclosures as might be required by law. This agreement to arbitrate does not limit or affect the right of either party to seek from any court having jurisdiction any interim, interlocutory, or provisional relief that is necessary to protect the rights or property of that party. Alternatively, either party may apply to the AAA pursuant to the AAA Optional Rules for Emergency Measures seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

Section 9.2 – Continued Performance. During the pendency of any arbitration, Contractor and Company shall continue to perform their obligations under this Agreement.

ARTICLE 10

MISCELLANEOUS PROVISIONS

Section 10.1 – Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party hereto; however, Company may assign this Agreement in connection with the sale or reorganization of its business and additionally may grant a security interest in this Agreement in connection with any Company financing arrangements.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 10.2 – Amendments. No amendments or modifications of this Agreement shall be valid unless evidenced in writing and signed by duly authorized representatives of both parties.

Section 10.3 – Survival. Notwithstanding any provisions herein to the contrary, the obligations set forth in Articles 5, 7, 8 and 9 shall survive in full force and remain in effect for a period of three (3) years after the expiration or termination of this Agreement.

Section 10.4 – No Waiver. It is understood and agreed that any delay, waiver or omission by Company or Contractor with respect to enforcement of required performance by the other under this Agreement shall not be construed to be a waiver by Company or Contractor of any subsequent breach or default of the same or other required performance on the part of Company or Contractor.

Section 10.5 – Notices. All notices and other communications (collectively “Notices”) required or permitted under this Agreement shall be in writing and shall be given to each party at its address or fax number set forth in this Section 10.5 or at such other address or fax number as hereafter specified as provided in this Section 10.5. All Notices shall be (i) delivered personally or (ii) sent by fax, electronic mail, telegraph, registered or certified mail (return receipt requested and postage prepaid), or (iii) sent by a nationally recognized overnight courier service. Notices shall be deemed to given (A) when transmitted if sent by fax, electronic mail, or telegraph (provided the transmittal is confirmed), or (B) upon receipt by the intended recipient if given by any other means. Notices shall be sent to the following addresses:

To Company:

Earl Blackwell, CFO

Green Field Energy Services, L.L.C.

4023 Ambassador Caffery, Suite 200

Lafayette, LA 70503

With a copy to:

Frank S. Slavich, III

Babineaux, Poché, Anthony & Slavich, LLC

1201 Camellia Blvd. Ste. 300

Lafayette, LA 70508

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

To Contractor:

Ted Lee McIntyre, II

Turbine Powered Technology, LLC

298 Louisiana Road

Franklin, LA 70538-7607

With a copy to:

Craig A. Ryan

298 Louisiana Road

Franklin, LA 70538-7607

Section 10.6 – Representations And Warranties. Each party represents and warrants to the other party that:

(a) such party has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby;

(b) to the best of such party’s knowledge, the execution, delivery and performance by such party of this Agreement, does not and will not materially conflict with any legal, contractual, or organizational requirement of such party; and

(c) there are no pending or threatened legal, administrative, or other proceedings that if adversely determined, could reasonably be expected to have a material adverse effect on such party’s ability to perform its obligations under this Agreement.

Section 10.7 – Counterparts. The parties may execute this Agreement in counterparts, which shall, in the aggregate, when signed by both parties constitute one instrument. Thereafter, each counterpart shall be deemed an original instrument as against any party who has signed it. The parties acknowledge and agree that execution of this Agreement may be evidenced by facsimile, electronic or digital transmission.

Section 10.8 – Partial Invalidity. If any term, provision, covenant or condition of this Agreement is held by a tribunal or court of competent jurisdiction to be invalid, void or unenforceable, the rest of this Agreement shall remain in full force and effect and in no way be affected, impaired or invalidated.

Section 10.9 – Vendor’s / Subcontractor’s Warranties. For Company’s benefit, Contractor shall obtain from sellers of equipment or material and from any subcontractor’s providing services to Company through Contractor, , warranties against defects in materials and workmanship to the extent such warranties are reasonably obtainable, and, to the extent of any such warranties actually obtained, Company releases Contractor from any further liability arising in respect of such equipment, material or services to the extent such liability is covered by any such warranty. Contractor itself shall not be liable for any such warranties or for any defects or damage

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

caused by such equipment, material or services. Upon Company’s request, Contractor agrees to assist Company, to enforce said warranties. Each such warranty shall be enforceable by Company for Company’s benefit or assignable by Contractor to Company without any further action or consent by or on the part of any third party. Unless otherwise requested, Contractor shall administer such warranties and immediately notify Company of any defects discovered or suspected that may be covered by such warranties. When requested, Contractor shall assign any such warranty to Company and assist Company with the administration and enforcement of such warranty, or, if such warranty is not assignable to Company, assist Company with the administration and enforcement of such warranty.

Section 10.10 – Contractor’s Warranties. Contractor’s warranty shall be as set forth on Appendix “C”.

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*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized officers as of the date set forth in the preamble to this Agreement.

CONTRACTOR:

Turbine Powered Technology, LLC

By:	/s/ Ted J. McIntyre II
Name: Title: Date:	Ted J. McIntyre II Managing Member October 23, 2011

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[Signature page to Maintenance Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized officers as of the date set forth in the preamble to this Agreement.

COMPANY:

Green Field Energy Services, Inc.

By:	/s/ Michel B. Moreno
Name: Title: Date:	Michel B. Moreno CEO 10/23/2011

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[Signature page to Maintenance Agreement]

APPENDIX A

Scope of Contractor’s Services

1.	Contractor shall maintain, service and repair all Turbine Driven Equipment, all accessory equipment, and all gearboxes for the Company and shall also perform any other work on the Turbine Driven Equipment as mutually agreed upon by the parties. Contractor shall have the exclusive right to provide the foregoing to Company during the term of this Agreement. Should the Contractor be unable to or unwilling to supply a service because it cannot reasonably do so, Company is free to procure said necessary service from third parties free from any exclusivity restrictions hereunder; provided however, that should Contractor thereafter be able and willing to supply said necessary service, Company shall procure said service from Contractor.

2.	Contractor shall be responsible for the establishment and implementation of the following programs, standards and procedures which are included in the “Services” to be provided by Contractor.

A.	Establish specific operating guidelines and operating procedures for each piece of Turbine Driven Equipment and a process for qualifying and training personnel, to operate and maintain the Turbine Driven Equipment (including the basis for qualification of personnel).

B.	A process for communicating operating guidelines and procedures to Company.

C.	Standards for Turbine Driven Equipment safety, conduct of maintenance, housekeeping and records management.

D.	Developing the procedures used to operate the Turbine Driven Equipment as well as monitoring, evaluating, and proposing revisions to such procedures.

E.	Turbine Driven Equipment operations and monitoring program which provides the requirements for:

1.	Monitoring of Turbine Driven Equipment Performance

2.	Monthly Turbine Driven Equipment Performance Calculations and Report

3.	Monthly Fuel Consumption Calculations and Report

4.	Training Programs

5.	Personnel Qualifications

6.	Operating Procedures

7.	Status of Major Equipment

F.	A maintenance program which provides the requirements for:

1.	Maintenance Planning

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.	Maintenance Procedures

3.	Preventive Maintenance

4.	Predictive Maintenance

5.	Maintenance Training

G.	A materials management program which provides the requirements for:

1.	Procuring engines, accessory equipment and spare parts

2.	Inventory levels and control

H. A problem assessment program which provides the procedure for determining the cause(s) of Turbine Driven Equipment failures and preventing future failures through recommended improvements, including justification for such recommendations (i.e., basis of recommendation and economic analysis).

I.	A records management program for maintaining the traceability and documentation of Equipment performance.

J.	A Turbine Driven Equipment safety program which provides the requirements for establishing:

1.	Safety Monitoring

2.	Accident Prevention Program

3.	Accident Reporting

K. Develop a program that will provide on-site support for Company’s Turbine Driven Equipment fleet, including turbine mechanics and spare parts to support Company’s operation.

Contractor shall have the exclusive right to provide the foregoing to Company during the term of this Agreement. Should the Contractor be unable to or unwilling to supply a service because it cannot reasonably do so, Company is free to procure said necessary service from third parties free from any exclusivity restrictions hereunder; provided however, that should Contractor thereafter be able and willing to supply said necessary service, Company shall procure said service from Contractor.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX B

Compensation

Fees. Attached hereto is an estimated monthly budget for all of Contractor’s operating costs and expenses including but not limited to lease payments, labor costs, benefits, management, general and administrative, materials, supplies and insurance, that it will incur in order to fulfill the Services it has agreed to supply under this Agreement (“Estimated Monthly Operating Costs”).

Company will reimburse Contractor the amount of its actual operating costs and expenses, plus [***] for providing the Services on a monthly basis, subject to the following conditions:

(a)	The amount of actual monthly operating costs and expenses for providing the Services may not exceed the Estimated Monthly Operating Costs without Company’s written consent.

(b)	The amount of Estimated Monthly Operating Costs shall not be reduced without Contractor’s written consent.

(c)	Contractor shall substantiate its invoices by evidence of actual payment and by individual daily job timecards, or such other substantiation as may be reasonably requested by Company.

(d)	Contractor will include all of the actual operating costs and expenses in its invoices to ensure reasonable adherence to projections and pacing of costs.

(e)	At any time or times prior to final payment under this Agreement Company may cause to be made such audit of the invoices and substantiating material as shall be deemed necessary. Each payment theretofore made shall be subject to reduction to the extent of amounts which are found by Company not to have been properly payable, and shall also be subject to reduction for overpayments, or to increase for underpayments.

Cost Plus – Component Parts / Spare Parts / Equipment. Contractor will periodically submit to Company a cost summary and receipts for costs of all such component parts, spare parts and equipment purchased from third parties on Company’s behalf in providing the Services. Company will reimburse Contractor the amount of such costs, plus [***]. At any time or times prior to final payment under this Agreement Company may cause to be made such audit of the invoices and substantiating material as shall be deemed necessary. Each payment theretofore made shall be subject to reduction to the extent of amounts which are found by Company not to have been properly payable, and shall also be subject to reduction for overpayments, or to increase for underpayments.

Billing and Payment. Periodically, Contractor shall submit invoices for Services performed to Company. Upon receipt, Company shall pay the sum specified in such invoice, less (i) any amounts previously deposited with Contractor relating to such invoice, and (ii) any portion of such invoice amount that Company disputes in good faith.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

With respect to any disputed portion of such invoice, Company shall provide Contractor with a written statement explaining, in reasonable detail, the basis for such dispute. The parties shall attempt to resolve any such disputed portion in accordance with Article 9.

Interest. Any amount owed by Company to Contractor which remains unpaid more than 10 days after the invoice date shall begin to accrue interest at the rate of eight (8) percent per annum, until paid in full. In the event that Contractor places any invoice or amount owed by Company in the hands of an attorney for collection, Company shall pay Contractor’s reasonable attorney’s fees, in an amount equal to 25% of the principal balance owed, plus all court costs, arbitration costs and/or costs of collection. In the event it is determined that any invoice submitted for payment by Contractor has overstated the amount owed, Contractor shall be responsible for payment of any audit or legal fees pertaining thereto.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX C

Warranty on Contractor’s Services

Contractor Warranty:

1)	Workmanship and Materials Warranty

a)	Definition of Contractor’s Warranty:

i)	All Services performed by Contractor under this Agreement shall be performed in a good and workman like manner in accordance with industry standards.

ii)	Labor or materials provided by other manufacturers (such as gearboxes manufactured by CB Gears or electrical and hydraulic components manufactured and/or installed is not included with Contractor’s warranty, except for the workmanship quality of service provided by Contractor to install, repair, or service non-Contractor materials. Company shall look to the Original Equipment Manufacturers (OEM) warranty provisions for each specific vendor / subcontractor’s warranty terms and conditions.

b)	Contractor warrants that all work performed and materials provided by Contractor shall be free of defects.

c)	If a failure or malfunction is shown to have been caused by a defect in workmanship or materials (as defined above) by Contractor in the performance of the new construction, repair, overhaul, field services or spare parts sold over-the-counter, then the item shall be returned to a serviceable condition at Contractor expense within the period shown below under “Warranty Period” and in accordance with this warranty certificate.

d)	The “defect” must be located in an area serviced, repaired or overhauled by Contractor and the cost of performing the warranty shall be limited to and shall not exceed the original charge of the service, repair or overhaul. The original charge shall be determined by reference to Contractor invoices and repair orders.

2)	OEM Warranty

a)	All non- Contractor labor and materials shall be governed and warranted by the OEM. The term of the OEM warranty is per each specific vendor / subcontractor’s warranty policy and is not to be confused with the Contractor warranty terms.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

b)	Contractor will, on behalf of Company and at Company’s request, pursue and administer any such warranty matters with the OEM. Any amounts received on a favorable warranty basis will be credited to Company’s account for the full amount granted by the OEM.

3)	Notification of Warranty Claim

a)	Company must deliver written notification to Contractor within thirty (30) days after the claimed defect is discovered. The warranty claim notification must detail a description of the reason for the claim, the operating hours on the affected unit and the date of the failure/incident.

4)	Warranty Investigation & Remedy

a)	All warranty claims shall be investigated by Contractor to determine cause, claim validity and financial responsibility. In the case of any disputes that arise between Contractor and Company regarding warranty claims, the Parties agree to submit the dispute to a neutral arbiter who has been mutually selected to evaluate the validity and appropriate resolution of the warranty claim in dispute.

b)	Company shall deliver the claimed defective equipment, freight prepaid to and from Contractor’s facility, along with all attached or related components, including engine records, needed to determine the cause(s) of malfunction(s) to Contractor. The equipment shall be delivered within sixty (60) calendar days from the date of receipt of the written warranty claim notification to Contractor.

i)	If warranty work can be performed by Contractor at Company’s site at an equal or lesser cost to Contractor and Company agree, all warranty work will be covered by Contractor in full.

ii)	Work performed on an emergency basis at Company’s site shall be performed under a Company Purchase Order with a request or claim for warranty consideration. Company’s Purchase Order must stipulate that travel, expenses, per diem and all other expense related charges will be paid by Company, plus acknowledge that if the warranty claim is denied, that Company will pay all labor, material and other costs associated with the denied claim. As soon as possible after completion of work, Contractor shall complete the warranty investigation and submit its findings to a neutral arbiter who has been agreed to by both Contractor and Company to evaluate the validity of warranty claims and advise Company of any costs that may be charged to their Purchase Order.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

c)	All approved warranty claims will be remedied at no cost to Company for approved labor and materials.

i)	Costs in excess of the original service, repair or overhaul price will be the responsibility of Company.

5)	Limitations

a)	The sole obligation of Contractor under this warranty is limited to the original work performed by Contractor (i.e. new construction, repair, overhaul, field services or spare parts sold over-the-counter) as covered by this warranty without charge to Company.

b)	This warranty does not include any remedy or liability for incidental or consequential damages of any kind, including, but not limited to:

i)	Normal and expected wear-and-tear of the equipment while in service.

ii)	Damage to other property.

iii)	Costs or expenses of operation, removal, transportation, or reinstallation of the equipment.

iv)	Customs, Tax or Duty of any kind.

v)	Commercial losses or lost profits due to loss of use of the equipment or otherwise.

vi)	Cost of capital or cost of substitute equipment, facilities or services.

vii)	Downtime costs.

viii)	Claims of customers of Company for ANY damages.

ix)	Force Majeure incidents.

c)	This warranty shall not apply if Company or its agent(s) act in any way adversely affecting the performance or reliability of the equipment covered by this warranty, including, but not limited to:

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i)	Problems attributable in any way in the failure of Company to preserve, install, operate, maintain, repair, replace or alter the equipment in accordance Contractor and/or OEM recommendations.

ii)	Any misuse, neglect, accident in transit, storage or operation of the equipment.

iii)	Repair by any other service outlet unless there has been prior written approval by Contractor.

iv)	Foreign object damage.

d)	This warranty is expressly in lieu of any and all other warranties, expressed or implied, including any implied warranty of merchantability or fitness for a particular purpose, and of any non-contractual liabilities including product liabilities based upon Negligence or Strict Liability. Any additional or different liabilities must be assured in writing and signed by an authorized officer of Contractor.

6)	Warranty Period

a)	The Contractor equipment and Contractor spare parts sold shall have a warranty period of twelve (12) months labor and materials coverage, or 1,000 operating hours (whichever comes first) from date of first operation, insofar as the equipment is operated within three (3) months of Contractor shipment. If equipment is not operated within three (3) months, then fifteen (15) months from date of shipment or 1,000 operating hours (whichever comes first) is the maximum warranty allowance period.

b)	Work performed on service calls shall have a maximum warranty period of twelve (12) months from date of service performance.

c)	The OEM labor and materials warranty shall be per their specific terms and conditions.

7)	Transferability

a)	This warranty is fully transferable with the following provisions:

i)	Contractor must be notified of the transfer of ownership within thirty-days of the date of ownership.

ii)	A site inspection by Contractor will be required to validate proper installation and operation.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(1)	The new owner MUST issue a chargeable Purchase Order to cover 100% of the inspection charges at Contractor’s standard field service rates and expense coverage.

(2)	Upon completion of the inspection, Contractor will advise the new owner of any repairs, corrections or other work required to validate the warranty transfer.

(3)	A Certificate of Warranty Transfer will be issued to the new owner once ALL repairs and corrections, if applicable, have been completed to Contractor’s satisfaction.

(4)	On all validated warranty transfers, the remaining Warranty Period will continue from the original date of Contractor shipment.

Warranty on Vendor Services

Vendor’s Warranties. For Company’s benefit, Contractor shall obtain from sellers of equipment or material and from any subcontractor’s providing services to Company through Contractor, warranties against defects in materials and workmanship to the extent such warranties are reasonably obtainable, and, to the extent of any such warranties actually obtained, Company releases Contractor from any further liability arising in respect of such equipment, material or services (other than the Services) to the extent such liability is covered by any such warranty. Contractor itself shall not be liable for any such warranties, or for any defects or damage caused by such equipment, material or services (other than the Services). Upon Company’s request, Contractor agrees to take such steps as are necessary, short of litigation, to enforce said warranties. Each such warranty shall be enforceable by Company for Company’s benefit or assignable by Contractor to Company without any further action or consent by or on the part of any third party. Unless otherwise requested, Contractor shall administer such warranties and immediately notify Company of any defects discovered or suspected that may be covered by such warranties. When requested, Contractor shall assign any such warranty to Company and assist Company with the administration and enforcement of such warranty, or, if such warranty is not assignable to Company, assist Company with the administration and enforcement of such warranty.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.